CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America Announces Second Quarter 2012 Results from Operations

New York, NY, August 6, 2012 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced results of operations for the second quarter ended June 30, 2012.

The Company commenced operations on August 25, 2011, subsequent to raising sufficient funds to meet escrow break requirements. For the six months ended June 30, 2012, BDCA acquired $80.4 million of investments, in 37 individual investments. In addition, BDCA received proceeds of $23.5 million during this period from selling certain investments and repayments. The Company realized gains of $0.6 million from exiting such investments. Net investment income (determined in accordance with generally accepted accounting principles) of $1.4 million was generated during the six months ended June 30, 2012, excluding realized and unrealized gains and losses. During the same period, the Company paid distributions of $0.7 million.

“Once again, we are pleased to report another strong quarter of operations for BDCA,” stated Peter M. Budko, President and Chief Operating Officer of the Company. Mr. Budko noted, “We continue to fully cover our regular monthly dividend from our core net investment income rather than rely upon investment gains and new equity raised to cover shortfalls. Our portfolio continues to be of high quality, with over 91 percent of our assets invested in senior secured loans. With continued unease in Europe and other economic concerns, we believe that our strategy of originating and participating in well structured, senior secured loans to middle market U.S. companies provides our investors with a conservative investment alternative.”

Portfolio Highlights (dollar amounts in thousands):

	June 30, 2012	December 31, 2011
Investments, at fair value	$ 71,846	$ 14,271
Net asset value per share (1)	$ 9.20	$ 9.00
Weighted average effective yield (2)	9.09%	10.79%
Number of portfolio investments	32	34
Number of industry groups	14	18

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(1)	Net asset value per share and common shares outstanding for the year ended December 31, 2011 have been adjusted to reflect a stock dividend of $0.05 per share declared on March 29, 2012.
(2)	Includes the effect of the amortization or accretion of loan premiums or discounts.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except share and per share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Investments, at fair value (amortized cost of $71,899 and $14,294, respectively)	$71,846	$14,271
Cash and cash equivalents	10,651	828
Interest receivable	380	142
Due from affiliate	2,097	918
Deferred credit facility financing costs, net	25	50
Prepaid expenses and other assets	189	41
Receivable for unsettled trades	1,935	—
Total assets	$87,123	$16,250

LIABILITIES
Revolving credit facility	$10,000	$5,900
Payable for unsettled trades	14,642	1,914
Accounts payable and accrued expenses	72	154
Interest and credit facility fees payable	31	19
Stockholder distributions payable	427	56
Total liabilities	25,172	8,043

NET ASSETS
Preferred stock, $.001 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value, 450,000,000 shares authorized 6,735,854 and 912,297 shares issued and outstanding, respectively	7	1
Capital in excess of par value	61,671	8,235
Accumulated undistributed (distributions in excess of) net investment income	7	(7)
Accumulated undistributed net realized gain from investments	319	1
Net unrealized depreciation on investments	(53)	(23)
Net assets	61,951	8,207
Total liabilities and net assets	$87,123	$16,250

Net asset value per share *	$9.20	$9.00

*Net asset value per share and common shares outstanding for the year ended December 31, 2011 have been adjusted to reflect a stock dividend of $0.05 per share declared on March 29, 2012.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Investment income:
Interest income	$1,148	$—	$1,718	$—
Other income	8	—	49	—
Total investment income	1,156	—	1,767	—

Operating expenses:
Interest and credit facility financing expenses	122	12	228	25
Professional fees	108	—	227	—
Directors fees	11	—	39	—
Insurance	52	—	103	—
Management fees	230	—	328	—
Incentive fees	246	—	396	—
Other administrative	13	100	40	150
Expenses before expense waivers and reimbursements	782	112	1,361	175
Waiver of management and incentive fees	(476)	—	(724)	—
Expense support reimbursement	(189)	—	(266)	—
Total expenses, net of expense waivers and reimbursements	117	112	371	175

Net investment income (loss)	1,039	(112)	1,396	(175)

Realized and unrealized gain on investments:
Net realized gain from investments	502	—	582	—
Net unrealized depreciation on investments	(363)	—	(30)	—
Net realized and unrealized gain on investments	139	—	552	—

Net increase (decrease) in net assets resulting from operations	$1,178	$(112)	$1,948	$(175)

Per share information - basic and diluted*:
Net investment income (loss)	$0.21	$(5.06)	$0.41	$(7.88)
Net increase (decrease) in net assets resulting from operations	$0.23	$(5.06)	$0.57	$(7.88)
Weighted average common shares outstanding	5,055,135	22,223	3,397,075	22,223

*Per share information - basic and diluted and weighted average common shares outstanding for the three and six months ended June 30, 2011 have been adjusted to reflect a stock dividend of $0.05 per share declared on March 29, 2012.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements BDCA makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of BDCA’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. BDCA does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

To arrange interviews with BDCA Adviser executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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